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                         October 17, 2022

       Daniel Durn
       Executive Vice President and Chief Financial Officer
       Adobe Inc.
       345 Park Avenue
       San Jose, California 95110

                                                        Re: Adobe Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 4, 2022
                                                            File No. 000-15175

       Dear Daniel Durn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program